FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2023
Third Quarter Results
Strategic Initiatives Continue to Drive Higher Returns and Generate Strong Cash Flow

COLUMBUS, OH, November 7, 2023 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended September 30, 2023.

Third Quarter 2023 Highlights

•Net sales of $86.7 million, compared to $101.6 million in the prior year; and product sales of $80.9 million, down 12.4% from the prior year. Product sales increased by 19.6% on a cumulative basis over two years from 2021 levels when combining the 36.5% product sales increase from the 2022 third quarter with the 12.4% decrease in the 2023 third quarter.
•Gross margin of $15.3 million, or 17.6% of net sales, compared to $13.3 million or 13.1% of net sales in the prior year.
•Selling, general and administrative expenses of $9.4 million, or 10.8% of net sales compared to $8.7 million or 8.5% of net sales in the prior year same period. The current year quarter included one-time equipment relocation costs of $0.5 million.
•Operating income of $5.9 million, or 6.8% of net sales, versus operating income of $4.6 million, or 4.6% of net sales in the prior year.
•Net income of $4.4 million, or $0.49 per diluted share, compared to net income of $1.3 million, or $0.16, in the prior year. Adjusted net income was $0.53 per diluted share1 this year, up 51%, versus $0.35 per diluted share1 in the prior year, which excludes $0.5 million in equipment relocation costs this quarter and $1.6 million of loss from early extinguishment of debt from refinancing last year.
•Adjusted EBITDA1 of $9.8 million, or 11.3% of net sales, compared to $8.4 million, or 8.3% of net sales in the prior year.

Nine Month 2023 Highlights

•Net sales of $284.0 million, down 2.4% from $290.9 million in the prior year; and product sales of $274.9 million, down 0.2% from the prior year.
•Gross margin of $53.6 million, or 18.9% of net sales, compared to $40.9 million or 14.1% of net sales from the prior year.
•Selling, general and administrative expenses of $29.6 million, or 10.4% of net sales compared to $25.9 million or 8.9% in the prior year same period.
•Operating income of $24.0 million, or 8.5% of net sales, versus $15.0 million, or 5.2% of net sales in the prior year.
•Net income of $18.1 million, or $2.08 per diluted share, compared to net income of $7.4 million, or $0.87 a year ago. Adjusted net income was $2.12 per diluted share1 this year, up 100%, versus $1.06 per diluted share1 last year.
•Adjusted EBITDA1 of $35.8 million, or 12.6% of net sales, compared to $25.9 million, or 8.9% of net sales in the prior year.

1 Adjusted EBITDA and Adjusted Net Income Per Share are non-GAAP financial measures as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “Our performance for the third quarter was in line with our expectations, and our operational improvements are progressing according to plan. Gross margins remained solid and within our targeted ranges this quarter, based on a combination of additional operational improvements and continued pricing discipline. We were awarded $50 million of new or replacement business through the first nine months of this year, which launches primarily in 2024 and later, demonstrating the continued strong demand for our services. Our product sales results this quarter were not surprising given the strong comparisons from last year, and on a two-year basis, we increased almost 20% versus 2021 levels. We will remain focused on further revenue expansion, diversification through technical solution sales, continued improvements in profitability, and the generation of cash flow.”

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “Third quarter was a return to more historical seasonality than last year when customers were rebuilding inventories against higher demand. Regarding product sales this quarter, medium and heavy-duty trucks were up, while other end markets were down as customers worked inventories lower throughout the period. For the third quarter, excluding the equipment moving cost this year and the refinancing costs last year, Adjusted diluted net income per share1 increased by 51% from the year-ago quarter, and we expanded Adjusted EBITDA1 margin by 300 basis points. Our trailing twelve months of Adjusted EBITDA1 increased to a Company record of $41.8 million, giving us confidence that our strategic growth initiatives are progressing as expected. Free cash flow1 for the first nine months was $19.3 million, and with a strong balance sheet, we ended the quarter with $68 million of available liquidity.

“Similar to the third quarter, our outlook for the fourth quarter anticipates a return to historical seasonality and customer de-stocking, which along with the impact of UAW strikes at customer locations in the fourth quarter, is expected to result in sales declines of 15% to 20% from the fourth quarter of 2022. We continue to target gross margins in the 17.5% to 18.5% range for fiscal year 2023, and full-year revenues may be down 5% to 10% compared to fiscal year 2022.”

1Adjusted EBITDA, Adjusted Net Income per Diluted Shares and Free Cash Flow are non-GAAP financial measures as defined and reconciled below.

2023 Capital Expenditures

For the first nine months, capital expenditures were $6.8 million, including approximately $1.8 million of capacity expansion and automation investments. The Company’s total 2023 capital expenditures are expected to be in the range of approximately $9.0 to $11.0 million.

Financial Position at September 30, 2023

The Company's cash and cash equivalents at September 30, 2023, were $18 million, and its cash provided by operating activities for the nine months totaled $26.1 million. The Company’s total liquidity at the end of the third fiscal quarter of 2023 was $68.0 million, with $18.0 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $23.3 million on September 30, 2023. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal third quarter. The Company had a return on capital employed1 of 17.2% on a trailing twelve month basis as of September 30, 2023.

1 Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended September 30, 2023. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through November 14, 2023, by calling 877-344-7529 and using passcode ID: 8134739#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results and the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; the short-term and long-term impact of the coronavirus (COVID-19) pandemic, or other pandemics in the future, on our business; changes in the plastics, transportation, marine and commercial product industries; efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
jzimmer@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Net sales:
Products	$80,896	$92,340	$274,933	$275,558
Tooling	5,832	9,266	9,028	15,375
Total net sales	86,728	101,606	283,961	290,933

Total cost of sales	71,450	88,303	230,380	250,015

Gross margin	15,278	13,303	53,581	40,918

Selling, general and administrative expense	9,403	8,671	29,562	25,889

Operating income	5,875	4,632	24,019	15,029

Other income and expense
Loss due to the extinguishment of debt	—	1,582	—	1,582
Interest expense	187	511	836	1,511
Net periodic post-retirement benefit	(52)	(31)	(157)	(93)
Total other income and expense	135	2,062	679	3,000

Income before income taxes	5,740	2,570	23,340	12,029

Income tax expense	1,386	1,251	5,198	4,658

Net income	$4,354	$1,319	$18,142	$7,371

Net income per common share:
Basic	$0.50	$0.16	$2.13	$0.87
Diluted	$0.49	$0.16	$2.08	$0.87

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Medium and heavy-duty truck	$45,395	$44,951	$140,104	$116,864
Power sports	13,705	19,963	59,619	62,133
Building products	4,823	6,779	27,301	36,219
Industrial and Utilities	4,473	6,087	17,525	19,814
All Other	12,500	14,560	30,384	40,528
Net Product Revenue	$80,896	$92,340	$274,933	$275,558

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	9/30/2023	As of
	(unaudited)	12/31/2022
Assets:
Current assets:
Cash and cash equivalents	$18,035	$4,183
Accounts receivable, net	45,938	44,261
Inventories, net	24,988	23,871
Prepaid expenses and other current assets	13,171	8,350
Total current assets	102,132	80,665

Right of use asset	4,261	5,114
Property, plant and equipment, net	81,788	83,267
Goodwill	17,376	17,376
Intangibles, net	6,414	7,619
Other non-current assets	4,686	4,574
Total Assets	$216,657	$198,615

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,310	$1,208
Revolving debt	—	1,864
Accounts payable	28,682	29,586
Contract liabilities	1,146	1,395
Compensation and related benefits	10,523	9,101
Accrued other liabilities	11,209	7,643
Total current liabilities	52,870	50,797

Other non-current liabilities	2,998	3,516
Long-term debt	21,982	22,986
Post retirement benefits liability	4,815	5,191
Total Liabilities	82,665	82,490

Stockholders' Equity:
Common stock	86	84
Paid in capital	42,565	40,342
Accumulated other comprehensive income, net of income taxes	3,222	3,053
Treasury stock	(31,768)	(29,099)
Retained earnings	119,887	101,745
Total Stockholders' Equity	133,992	116,125
Total Liabilities and Stockholders' Equity	$216,657	$198,615

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$18,142	$7,371
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,575	9,406
Loss on disposal of property, plant and equipment	80	—
Share-based compensation	2,223	1,705
Loss on the extinguishment of debt	—	1,234
Losses on foreign currency	202	178
Change in operating assets and liabilities:
Accounts receivable	(1,677)	(19,036)
Inventories	(1,117)	(1,725)
Prepaid and other assets	(4,474)	1,940
Accounts payable	(414)	10,355
Accrued and other liabilities	4,340	(2,773)
Post retirement benefits liability	(731)	(166)
Net cash provided by operating activities	26,149	8,489
Cash flows from investing activities:
Purchase of property, plant and equipment	(6,803)	(12,284)
Net cash used in investing activities	(6,803)	(12,284)
Cash flows from financing activities:
Gross borrowings on revolving loans	(38,962)	(120,357)
Gross repayment on revolving loans	37,098	119,985
Payment of deferred loan costs	—	(402)
Payments for taxes related to net share settlement of equity awards	(2,669)	(482)
Proceeds from term loan	—	25,000
Payment on principal on term loans	(961)	(25,586)
Net cash used in financing activities	(5,494)	(1,842)
Net change in cash and cash equivalents	13,852	(5,637)
Cash and cash equivalents at beginning of year	4,183	6,146
Cash and cash equivalents at end of year	$18,035	$509
Cash paid for:
Interest	$939	$1,320
Income taxes	$4,518	$5,378
Non cash investing activities:

Fixed asset purchases in accounts payable and other non-current liabilities	$848	$1,058
Non-cash financing activities:
Deposit used in payment of principal on term loans	$—	$1,200

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Return on capital employed represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted net income per share represents net income before (i) equipment relocation costs net of related provision (benefit) for income taxes and (ii) loss due to extinguishment of debt net of related provision (benefit) for income taxes divided by either (i) weighted average common shares outstanding - basic or (ii) weighted average common and potentially issuable common share outstanding - diluted.

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, adjusted net income per share, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, Cash Flow from Operating Activities to Free Cash Flow, and Adjusted Net Income Per Share to Net Income Per Share, the most directly comparable GAAP measures, and Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income	$4,354	$1,319	$18,142	$7,371
Provision for income taxes	1,386	1,251	5,198	4,658
Total other expenses(1)	135	2,062	679	3,000
Depreciation and amortization	3,208	3,170	9,516	9,146
Share-based compensation	736	623	2,223	1,705
Adjusted EBITDA	$9,819	$8,425	$35,758	$25,880

Adjusted EBITDA as a percent of net sales	11.3%	8.3%	12.6%	8.9%

(1)Includes interest expense, non-cash periodic post-retirement benefit cost and loss of extinguishment of debt

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands, except for ratio)

	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Trailing Twelve Month Adjusted EBITDA
Net income	$4,832	$5,852	$7,936	$4,354	$22,974
Provision for income taxes	(2,276)	1,919	1,893	1,386	2,922
Total other expenses(1)	418	304	241	135	1,098
Depreciation and amortization	2,457	3,390	2,918	3,208	11,973
Share-based compensation	624	731	756	736	2,847
Adjusted EBITDA	$6,055	$12,196	$13,744	$9,819	$41,814

Total Outstanding Term Debt as of September 30, 2023					$23,292

Debt to Trailing Twelve Months Adjusted EBITDA					0.56

(1)Includes interest expense, non-cash periodic post-retirement benefit cost and loss of extinguishment of debt

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
(unaudited, in thousands)

	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Trailing Twelve Month Adjusted EBITDA
Operating income	$2,974	$8,075	$10,070	$5,875	$26,994

Equity as of September 30, 2023					$133,992
Structure debt as of September 30, 2023					$23,292
Total structured investment as of September 30, 2023					$157,284

Trailing twelve month return on capital employed as of September 30, 2023					17.2%

	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Trailing Twelve Month Adjusted EBITDA
Operating income	$1,942	$6,012	$4,385	$4,632	$16,971

Equity as of September 30, 2022					$108,672
Structure debt as of September 30, 2022					$24,500
Total structured investment as of September 30, 2022					$133,172

Trailing twelve month return on capital employed as of September 30, 2022					12.7%

Core Molding Technologies, Inc.
Free Cash Flow
Nine Months Ended September 30, 2023 and 2022
(unaudited, in thousands)

	2023	2022
Cash flow provided by operations	$26,149	$8,489
Purchase of property, plant and equipment	(6,803)	(12,284)
Free cash flow (deficit) surplus	$19,346	$(3,795)

Core Molding Technologies, Inc.
Adjusted Net Income per Share
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Income	$4,354	$1,319	$18,142	$7,371
Loss due to extinguishment of debt	$—	$1,582	$—	$1,582
Equipment relocation expense	$540	$—	$540	$—
Tax impact(1)	$(162)	$—	$(162)	$—
Adjusted net income	$4,732	$2,901	$18,520	$8,953

Weighted average common shares outstanding - basic	8,623,000	8,414,000	8,515,000	8,337,000
Weighted average common and potentially issuable common shares outstanding- diluted	8,842,000	8,418,000	8,716,000	8,338,000

Net income per share - basic	$0.50	$0.16	$2.13	$0.87
Loss due to extinguishment of debt	—	0.19	—	0.19
Equipment relocation expense	0.06	—	0.06	—
Tax impact(1)	(0.02)	—	(0.02)	—
Adjusted net income per share - basic	$0.54	$0.35	$2.17	$1.06

Net income per share - diluted	$0.49	$0.16	$2.08	$0.87
Loss due to extinguishment of debt	—	0.19	—	0.19
Equipment relocation expense	0.06	—	0.06	—
Tax impact(1)	(0.02)	—	(0.02)	—
Adjusted net income per share - diluted	$0.53	$0.35	$2.12	$1.06

(1)Due to the Company's net operating loss position in the United States in 2022, tax benefits from losses were fully offset by a valuation allowance.